Exhibit 2.1

ROSS MILLER Secretary of State SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701 - 4069 Telephone (775) 684 - 5708 Fax (775) 684 - 7138 PEDER K DAVISSON TOCCA LIFE HOLDINGS,INC. NV PEDER K DAVISSON TOCCA LIFE HOLDINGS,INC. NV Special Handling Instructions: 12 - 31 - 14 FSC EA/STOCK SPLIT/AMENDED RESTATED/REPLACEMENT BL/EXP/EMAIL/ALF Charges Job:C20141231 - 1993 December 31, 2014 Description Document Number Filing Date/Time Qty Price Amount Stock Split 20140835441 - 32 12/31/2014 9:20:17 AM 1 $175.00 $175.00 24 Hour Expedite 20140835441 - 32 12/31/2014 9:20:17 AM 1 $125.00 $125.00 Amended & Restated Articles 20140835438 - 88 12/31/2014 9:21:17 AM 1 $175.00 $175.00 24 Hour Expedite 20140835438 - 88 12/31/2014 9:21:17 AM 1 $125.00 $125.00 Business License 20140835438 - 88 12/31/2014 9:21:17 AM 1 $0.00 $0.00 Total $600.00 Payments Type Description Amount Credit 021815|14123154431587 $600.00 Total $600.00 Credit Balance: $0.00 Job Contents : File Stamped Copy(s): Business License(s): 2 1

1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090301

Filed in the office of	Document Number 20140835438-88
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/31/2014 9:21 AM
	Entity Number C4514-1989

Certificate to Accompany Restated Articles or Amended and Restated Articles
(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

T-Bay Holdings, Inc.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: upon FINRA approval Time: no to exceed 90 days
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 8-31-11

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
T-BAY HOLDINGS, INC.

ARTICLE I

The name of the Corporation is TOCCA Life Holdings, Inc.

ARTICLE II

The address of the Corporation's registered office in the State of Nevada is 1805 N Carson Street, Suite X, Carson City, Nevada 89701 and the name of its registered agent is Nevada Business Services.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under Nevada General Corporation Law.

ARTICLE IV

The aggregate number of shares of stock which the Company shall have the authority to issue is three hundred twenty five million (325,000,000) shares, consisting of three hundred million (300,000,000) shares of common stock, $0.0001 par value (the "Common Stock"), and twenty five million (25,000,000) shares of preferred stock, $0.0001 par value (the "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and fix the rights and preferences of each such class of Preferred Stock; which class or series shall have such voting powers (full or limited or no voting powers), such preferences, relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

ARTICLE V

Except as otherwise provided in this Amended and Restated Articles of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation, as amended from time to time.

ARTICLE VI

The number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation, as amended from time to time.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws, as amended from time to time, of this Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws, of this Corporation, as amended from time to time, may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws of this Corporation, as amended from time to time.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE X

To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the Nevada General Corporation Law or any other law of the State of Nevada is amended after approval by the stockholders of this Section 8 to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Section 8 by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

ARTICLE XI

The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an " Indemnified Person ") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article XI, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys' fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article XI or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article XI is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney's fees) incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney's fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article XI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article XI; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article XI.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person's heirs, executors and administrators.

ARTICLE XII

This Corporation expressly elects not to be governed by N.R.S. 78.378 to 78.3793 relating to control acquisitions. This Corporation expressly elects not to be governed by N.R.S. 78.411 to 78.444 relating to combinations with interested stockholders.

The forgoing Amended and Restated Articles of Incorporation were duly adopted by the corporation by the written consent of the board of directors and affirmative vote by a majority of the corporation's shareholders.

Issaree Suwunnavid, Secretary

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

TOCCA LIFE HOLDINGS,INC.

Nevada Business Identification # NV19891019019

Expiration Date: May 31, 2015

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on December 31, 2014

ROSS MILLER
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases.
Failure to do so will result in late fees or penalties which by law cannot be waived.